Exhibit 23.1

RSM US LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Inotiv, Inc. (f/k/a Bioanalytical Systems, Inc.) pertaining to the Envigo RMS Holding Corp. Equity Incentive Plan, of our report dated December 22, 2020 relating to the consolidated financial statements of Inotiv, Inc. (f/k/a Bioanalytical Systems, Inc.) appearing in the Annual Report on Form 10-K of Inotive, Inc. for the year ended September 30, 2020

Indianapolis, Indiana

November 12,2021

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